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                                                                     EXHIBIT 3.1

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           AMERICA SERVICE GROUP INC.


         The original Certificate of Incorporation of America Service Group Inc. was filed with the Secretary of State of Delaware on June 19, 1990 and an Amended and Restated Certificate of Incorporation was filed on November 27, 1990. This Amended and Restated Certificate of Incorporation not only restates and integrates the original Certificate of Incorporation and all amendments thereto and restatements thereof but also includes amendments adopted by the stockholders of America Service Group Inc. on the date hereof. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Section 242 and 245 of the General Corporation Law of Delaware and shall become effective upon filing with the Secretary of State of the State of Delaware.

         FIRST:   The name of the Corporation is AMERICA SERVICE GROUP INC.

         SECOND: Its registered office in the State of Delaware is located at 101 Lukens Drive, Suite A, City of New Castle, New Castle County and the corporation is the Registered Agent at such address.

         THIRD: The nature of the business and the objects and purposes to be transacted, promoted and carried on are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is twelve million (12,000,000) shares, of which ten million (10,000,000) shares of a par value of $.01 per share are to be common stock (the "Common Stock"), and two million (2,000,000) shares of a par value of $.01 per share are to be Preferred Stock (the "Preferred Stock").

         Shares of stock of the Corporation of any class hereby or hereafter authorized or created may be issued by the Corporation form time to time for such consideration, but no less than the par value thereof, permitted by law as may be fixed from time to time by the Board of Directors. Said Board shall have authority as provided by statute to determine that only a part of the consideration which shall be received by the Corporation for any of the shares of its stock which it shall issue from time to time shall be capital.

                                    SECTION A

                                  COMMON STOCK

         1.Voting Rights. Each share of Common Stock shall have one (1) vote and the holders thereof shall have the right to vote (except to the extent otherwise provided by law or this Amended and Restated Certificate of Incorporation) on all matters subject to vote at any meeting of the stockholders of the Corporation.
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         2. Dividends and Distributions. After accumulated dividends, if any, upon the Preferred Stock of all series then outstanding shall have been paid, or declared and set apart for payment, and after payment of any amounts required to be applied or set aside in respect of any sinking fund for each series of Preferred Stock then outstanding and entitled to the benefit of a sinking fund shall have been made or provided for, then, and not otherwise (except for dividends in shares of Common Stock, which may be declared and paid at any time), the holders of Common Stock shall be entitled to receive such dividends as may from time to time be declared by the Board of Directors.

         3. Purchases. Subject to any applicable provisions of this Article FOURTH and to any limitations provided for in connection with any dividends or sinking fund for any series of Preferred Stock or any other terms of such series, and subject further to the limitations set forth in Article FIFTH hereof, the Corporation may at any time or from time to time purchase or otherwise acquire shares of its Common Stock in any manner now or hereafter permitted by law, publicly or privately, or pursuant to any agreement.



                                    SECTION B

                                 PREFERRED STOCK



         The Preferred Stock may be issued from time to time in one or more series with such distinctive serial designations and: (1) may have such voting powers, full or limited, or no voting powers; (2) may be subject to redemption at such time or times and at such price or prices; (3) shall be entitled to receive dividends (which may be cumulative or noncumulative) at such rate, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (4) shall be entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (5) may be made convertible into, or exchangeable for, shares of any other class or classes or of any series thereof of the Corporation, at such price or prices or at such rates of exchange, and with such adjustments; and (6) shall have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issuance of such Preferred Stock from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby vested in the Board.

                                    SECTION C

                                  MISCELLANEOUS

         1. Preemptive Rights. No holder of any share of any class of stock of the Corporation shall have any preemptive right to subscribe for or acquire additional shares of stock of any class of the Corporation or warrants or options to purchase, or securities convertible into, shares of any class of stock of the Corporation.



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                                    SECTION D

                  CONVERSION OF OUTSTANDING SHARES; STOCK SPLIT

         1. Class I Series A Preferred Stock. Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary, as of the effective date of this Amended and Restated Certificate of Incorporation, each share of the Corporation's issued and outstanding Class I Series A Preferred Stock shall be, without further action, automatically converted into 14.1177 shares of fully paid and non-assessable Common Stock. As of such date, outstanding certificates representing shares of Class I Series A Preferred Stock shall be deemed automatically to be and represent certificates for the number of shares of Common Stock determined as set forth in the preceding sentence; provided, however, that the holders thereof shall be entitled to present such certificates to the Corporation for replacement with certificates reflecting such number of shares of Common Stock. Upon such conversion, such shares of Class I Series A Preferred Stock shall be cancelled and retired and shall not be reissued.

         2. Class I Series B Preferred Stock. Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary, as of the effective date of this Amended and Restated Certificate of Incorporation, each share of the Corporation's issued and outstanding Class I Series B Preferred Stock shall be, without further action, automatically converted into 10 shares of fully paid and non-assessable Common Stock. As of such date, outstanding certificates representing shares of Class I Series B Preferred Stock shall be deemed automatically to be and represent certificates for the number of shares of Common Stock determined as set forth in the preceding sentence; provided, however, that the holders thereof shall be entitled to present such certificates to the Corporation for replacement with certificates reflecting such number of shares of Common Stock. Upon such conversion, such shares of Class I Series B Preferred Stock shall be cancelled and retired and shall not be reissued.

         3. Stock Split. Notwithstanding anything to the contrary in this Amended and Restated Certificate of Incorporation, immediately upon the completion of the automatic conversions specified in paragraphs 1 and 2 of this Section D, each share of issued and outstanding Common Stock of the Corporation, including the shares issued or issuable under paragraphs 1 and 2 above, shall be automatically converted, without further action, into 3 shares of Common Stock. As of such date, outstanding certificates representing shares of Common Stock shall thereafter automatically be deemed to represent certificates for the number of shares of Common Stock determined as set forth in the preceding sentence; provided, however, that the holders thereof shall be entitled to present such certificates to the Corporation for replacement with certificates reflecting such number of shares of Common Stock.

         4. Record Date. The holders of Common Stock, Class I Series A Preferred Stock and Class I Series B Preferred Stock of record as of the date of effectiveness of this Amended and Restated Certificate of Incorporation shall be the holders entitled to receive the shares specified in paragraphs 1,2 and 3 of this Section D.

         FIFTH: The affirmative vote or consent of the holders of not less than a majority of the outstanding Common Stock of this Corporation shall be required to approve the purchase by the Corporation of any of its shares from any person (or group of two or more persons) who


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beneficially holds five percent (5%) or more of the Corporation's outstanding
Common Stock if such shares have been held by such person or persons for less than two years as of the proposed repurchase date unless the Corporation extends its offer to repurchase on identical terms to all holders of Common Stock and any Series of Preferred Stock convertible into Common Stock.

         SIXTH: The number of directors of the Corporation shall be such as from time to time shall be fixed by or in the manner provided in the By-Laws.

         Any director may be removed from office as a director at any time, but only for cause, by the affirmative vote of stockholders of record holding at least seventy-five percent (75%) of the outstanding Common Stock of the Corporation given at a meeting of the stockholders called for that purpose.

         SEVENTH: Except as otherwise specified in this Amended and Restated Certificate of Incorporation, any corporate action upon which a vote of stockholders is required or permitted under the General Corporation Law of Delaware or under this Amended and Restated Certificate of Incorporation may be taken without a meeting or vote of stockholders with the written consent of stockholders having not less than the minimum percent of (A) the total vote required by this Amended and Restated Certificate of Incorporation for the proposed corporate action if a meeting were held, or (B) the total vote required by statute if the Amended and Restated Certificate of Incorporation does not specify the required vote; provided that prompt notice be given to all stockholders of the taking of corporate action without a meeting by less than unanimous written consent.

         Notwithstanding the provisions of this Amended and Restated Certificate of Incorporation and any provisions of the By-Laws of the Corporation, no amendment to this Amended and Restated Certificate of Incorporation shall amend, modify or repeal any or all of the provisions of this Article SEVENTH, Article SIXTH or Article FIFTH of this Amended and Restated Certificate of Incorporation, unless so adopted by the affirmative vote or consent of the holders of not less than seventy-five percent (75%) of the outstanding Common Stock of the Corporation; provided, however, that in the event the Board of Directors of the Corporation shall, by resolution adopted by a majority of the directors then in office, recommend to the stockholders the adoption of any such amendment, the stockholders of record holding a majority of the outstanding Common Stock of the Corporation may amend, modify or repeal any or all such provisions.

         EIGHTH: The Board of Directors of the Corporation is authorized to adopt, amend or repeal the By-Laws of the Corporation, subject to applicable law and any applicable provisions in any resolution of the Board of Directors establishing the terms of any series of Preferred Stock (as contemplated by Article FOURTH, Section B hereof), except that any By-Law provision adopted by the stockholders may be amended or repealed only by the holders of not less than a majority of the outstanding Common Stock of the Corporation.

         NINTH: Any resolution of the Board of Directors establishing the terms of any series of Preferred Stock (as contemplated by Article FOURTH, Section B hereof), shall be for all purposes a part of this Amended and Restated Certificate of Incorporation when such resolution

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shall have become effective pursuant to Section 151(g) of the General
Corporation Law of the State of Delaware.

         TENTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article TENTH shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of the State of Delaware (or the corresponding provision of any successor act or law); or (iv) for any transaction from which the director derived an improper personal benefit. This Article TENTH shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date this Article TENTH becomes effective. Neither the amendment nor repeal of this Article TENTH, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article TENTH, shall eliminate or reduce the effect of this Article TENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article TENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

         IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate to be signed by its duly authorized officers this 18th day of November, 1991.



Attest:                                      AMERICA SERVICE GROUP INC.



    /s/ Don C. Brown                             /s/ Jeffrey A. Reasons
-------------------------                    ------------------------------
Don C. Brown, Secretary                      Jeffrey A. Reasons, President